Exhibit 99.2

For Release: August 9, 2010
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the second quarter 2010
(All dollars are in thousands, except per share amounts, unless otherwise noted)

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth under “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the risks and uncertainties set forth elsewhere in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010; increases in financing costs; limits on liquidity; any adverse outcomes in any significant litigation to which the Company is a party; and changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the average term, special allowance payments, and yields on student loans under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”). The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, refinance, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; and changes in general economic conditions. The preparation of the Company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

Condensed Consolidated Statements of Income

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$167,902	151,048	177,202	318,950	366,772
Amortization of loan premiums and deferred origination costs	(12,549)	(16,081)	(16,789)	(28,630)	(35,440)
Investment interest	1,304	1,001	2,776	2,305	6,867
Total interest income	156,657	135,968	163,189	292,625	338,199

Interest expense:
Interest on bonds and notes payable	59,243	50,859	106,082	110,102	252,584

Net interest income	97,414	85,109	57,107	182,523	85,615
Less provision for loan losses	6,200	5,000	8,000	11,200	15,500

Net interest income after provision for loan losses	91,214	80,109	49,107	171,323	70,115

Other income (expense):
Loan and guaranty servicing revenue	36,652	36,394	28,803	73,046	55,274
Tuition payment processing and campus commerce revenue	12,795	17,382	11,848	30,177	27,386
Enrollment services revenue	35,403	33,271	28,747	68,674	57,518
Software services revenue	5,499	4,344	6,119	9,843	11,824
Other income	8,496	7,260	5,665	15,756	14,452
Gain on sale of loans and debt repurchases, net	8,759	10,177	5,666	18,936	13,535
Derivative market value and foreign currency adjustments	(7,231)	4,105	(34,013)	(3,126)	(38,893)
Derivative settlements, net	(3,377)	(2,423)	9,535	(5,800)	33,893
Total other income	96,996	110,510	62,370	207,506	174,989

Operating expenses:
Salaries and benefits	41,034	41,641	40,180	82,675	78,406
Other expenses	36,844	33,522	33,299	70,366	63,697
Cost to provide enrollment services	24,111	22,025	18,092	46,136	35,885
Amortization of intangible assets	6,232	6,516	5,785	12,748	11,939
Total operating expenses	108,221	103,704	97,356	211,925	189,927

Income before income taxes	79,989	86,915	14,121	166,904	55,177

Income tax expense	(29,996)	(32,593)	(5,918)	(62,589)	(21,519)

Net income	$49,993	54,322	8,203	104,315	33,658

Earnings per common share:

Net earnings - basic	$1.00	1.09	0.16	2.08	0.68

Net earnings - diluted	$0.99	1.08	0.16	2.08	0.68

Dividends per common share	$0.07	0.07	—	0.14	—

Weighted average shares outstanding:

Basic	49,735,398	49,716,696	49,534,413	49,726,099	49,339,451

Diluted	49,934,648	49,912,589	49,733,561	49,923,680	49,543,461

Condensed Consolidated Balance Sheets

	As of	As of	As of
	June 30,	December 31,	June 30,
	2010	2009	2009
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,746,932	23,926,957	23,889,571
Student loans receivable - held for sale	1,995,869	—	1,749,290
Cash, cash equivalents, and investments (trading securities)	305,778	338,181	371,380
Restricted cash and investments	706,965	717,233	1,123,607
Goodwill	143,717	143,717	175,178
Intangible assets, net	48,708	53,538	65,115
Other assets	620,054	696,801	736,401
Total assets	$28,568,023	25,876,427	28,110,542

Liabilities:
Bonds and notes payable	$27,428,772	24,805,289	27,169,573
Other liabilities	265,306	286,575	259,782
Total liabilities	27,694,078	25,091,864	27,429,355

Shareholders' equity	873,945	784,563	681,187

Total liabilities and shareholders' equity	$28,568,023	25,876,427	28,110,542

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current period presentation. The reclassifications were made to change the income statement presentation to provide the users of the financial statements additional information related to the operating results of the Company. These reclassifications include reclassifying the Company’s gain on debt repurchases to “gain on sale of loans and debt repurchases, net,” which were previously recorded in “other income.” In addition, in the first quarter of 2010, a change in operating results reviewed by management changed the operating segments historically reported by the Company. Prior period segment operating results were restated to conform to the current period presentation. See “Operating Segments” for additional information on the change in operating segment reporting. The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

OVERVIEW

The Company is a transaction processing and finance company focused primarily on providing quality education related products and services to students, families, schools, and financial institutions nationwide.  The Company earns its revenue from fee-based processing businesses, including its loan servicing, payment processing, and interactive marketing businesses, and the net interest income on its student loan portfolio.

The Company has certain business objectives in place that include:

•	Grow and diversify revenue from fee based businesses
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Use liquidity to capitalize on market opportunities

Achieving these business objectives has impacted and will continue to impact the financial condition and operating results of the Company during 2010. Each of these items are discussed below.

Recent Developments

Legislation – FFELP

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010.  Effective July 1, 2010, this law prohibits new loan originations under the FFEL Program and requires that all new federal loan originations be made through the Direct Loan Program.  If a first disbursement has been made on a FFELP loan prior to July 1, 2010, subsequent disbursements of that loan may still be made under the FFELP.  The new law does not alter or affect the terms and conditions of existing FFELP loans.

As a result of the Reconciliation Act of 2010, the Company will no longer originate new (first disbursement) FFELP loans after June 30, 2010.  As such, subsequent to 2010, the Company will no longer recognize a gain from originating and subsequently selling FFELP loans to the Department of Education under the Department’s Purchase Program. During the third and fourth quarters of 2009, the Company recognized a pre-tax gain of $9.7 million and $26.9 million, respectively, from selling $427.7 million and $1.6 billion, respectively, of 2008-2009 academic year loans to the Department under the Purchase Program.   The Company continues to use the Department’s Participation Program  to fund loans originated for the 2009-2010 academic year. As of June 30, 2010, the Company had $2.0 billion of loans classified as held for sale funded in the Participation Program that are expected to be sold to the Department under the Purchase Program. The Company estimates that it will recognize a pre-tax gain during the fourth quarter of 2010 of approximately $30 million to $33 million when it sells these loans under this program.  In addition, as a result of the Reconciliation Act of 2010, net interest income on the Company’s existing FFELP loan portfolio, as well as fee-based revenue from guarantee and third-party FFELP servicing and education loan software licensing and consulting fees, will decline over time as the Company and its customers’ FFELP loan portfolios are paid down.  During the six month period ended June 30, 2010 and year ended December 31, 2009, the Company recognized approximately $187 million and $247 million, respectively, of net interest income on its FFELP loan portfolio; $61 million and $100 million, respectively, in guarantee and third-party FFELP servicing revenue; and approximately $5 million and $12 million, respectively, in education loan software licensing and consulting fees related to the FFEL Program.

Due to the legislative changes in the student loan industry, the Company believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third-party FFELP servicing volume on behalf of current FFELP participants looking to modify their involvement in FFELP and/or exit that business.  For example, during the second quarter of 2010, the Company purchased $1.9 billion of FFELP student loans from various third-parties.

Direct Loan Servicing Contract

In June 2009, the Company was one of four private sector companies awarded a student loan servicing contract by the Department.  The Company began servicing loans for the Department in September 2009 and, as of June 30, 2010, the Company was servicing $12.9 billion of loans for 1.5 million borrowers under this contract.  The Department has estimated $116 billion of new student loan originations will be funded through the Direct Loan Program for the 2010-2011 academic year (July 1, 2010 – June 30, 2011).  This volume will be allocated by the Department to the four servicers based on performance factors such as customer satisfaction levels and default rates.  For the six-month period ended June 30, 2010, the Company earned $9.7 million in revenue under this contract.

Grow and Diversify Revenue from Fee-Based Businesses

The Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk related to the education lending industry. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. In addition, in September 2009, the Company began servicing federally-owned student loans for the Department of Education. As discussed previously, the amount of federally-owned student loans originated through the Direct Loan Program is expected to increase substantially, which will lead to an increase in servicing volume and related revenue for the Company. As shown below, revenue earned from the Company’s fee-based operating segments has grown $14.5 million (19.0%) and $29.3 million (19.1%) for the three and six months ended June 30, 2010 compared with the same periods in 2009, respectively.

	Three months ended
	June 30,	June 30,
	2010	2009	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$42,463	35,565	6,898	19.4%
Enrollment Services	35,403	28,747	6,656	23.2
Tuition Payment Processing and Campus Commerce	12,799	11,859	940	7.9

Total revenue from fee-based businesses	$90,665	76,171	14,494	19.0%

	Six months ended
	June 30,	June 30,
	2010	2009	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$83,692	68,301	15,391	22.5%
Enrollment Services	68,674	57,518	11,156	19.4
Tuition Payment Processing and Campus Commerce	30,189	27,427	2,762	10.1

Total revenue from fee-based businesses	$182,555	153,246	29,309	19.1%

(a)
The Student Loan and Guaranty Servicing operating segment included $12.3 million and $5.8 million of revenue earned from rehabilitation collections on defaulted loans for the three months ended June 30, 2010 and 2009, respectively, and $22.3 million and $6.2 million for the six months ended June 30, 2010 and 2009, respectively.

Manage Operating Costs

The table below compares current year operating expenses with prior periods. The Company continues to manage operating costs while growing its fee-based businesses.

	Three months ended
	June 30,	June 30,
	2010	2009	$ Change	% Change

Salaries and benefits (a)	$40,962	38,699	2,263	5.8%
Other expenses (b)	34,933	34,824	109	0.3
Operating expenses, excluding the cost
to provide enrollment services, restructure expenses,
and collection costs related to loan rehabilitation revenue	75,895	73,523	$2,372	3.2%
Cost to provide enrollment services	24,111	18,092
Restructure expense (c)	72	3,288
Collection costs related to loan rehabilitation revenue (d)	8,143	2,453
Total operating expenses	$108,221	97,356

	Three months ended
	June 30,	March 31,
	2010	2010	$ Change	% Change

Salaries and benefits (a)	$40,962	40,644	318	0.8%
Other expenses (b)	34,933	34,615	318	0.9
Operating expenses, excluding the cost
to provide enrollment services, restructure expenses,
and collection costs related to loan rehabilitation revenue	75,895	75,259	$636	0.8%
Cost to provide enrollment services	24,111	22,025
Restructure expense (c)	72	1,197
Collection costs related to loan rehabilitation revenue (d)	8,143	5,223
Total operating expenses	$108,221	103,704

	Six months ended
	June 30,	June 30,
	2010	2009	$ Change	% Change

Salaries and benefits (a)	$81,606	76,925	4,681	6.1%
Other expenses (b)	69,548	70,952	(1,404)	(2.0)
Operating expenses, excluding the cost
to provide enrollment services, restructure expenses,
and collection costs related to loan rehabilitation revenue	151,154	147,877	$3,277	2.2%
Cost to provide enrollment services	46,136	35,885
Restructure expense (c)	1,269	3,288
Collection costs related to loan rehabilitation revenue (d)	13,366	2,877
Total operating expenses	$211,925	189,927

(a)	Excludes restructure expenses related to employee termination costs.

(b)	Excludes costs to provide enrollment services, restructure expenses related to lease terminations, and collection costs related to loan rehabilitation revenue.

(c)	Restructure expense is included in “salaries and benefits” and “occupancy and communications” in the consolidated statements of income.

(d)
The Company incurred collection costs directly related to revenue earned from rehabilitation loans. These costs are included in “professional and other services” in the consolidated statements of income and are shown separately in the above table for comparability purposes for the periods shown.

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) and variable student loan spread (net interest margin excluding fixed rate floor income) is summarized below.

As reflected in the previous table, the Company’s core and variable student loan spread increased in 2010 compared with the same periods in 2009.  The Company’s variable student loan spread increased throughout 2009 and 2010 as a result of the tightening of the commercial paper rate, which is the primary rate the Company earns on its student loan portfolio, and the LIBOR rate, which is the primary rate the Company pays to fund its student loan assets. The CP/LIBOR spread during the first and second quarters of 2010 was 5 and 2 basis points, respectively, compared to 52 and 45 basis points for the same periods in 2009, respectively. The primary difference between variable student loan spread and core student loan spread is fixed rate floor income. A summary of fixed rate floor income and its contribution to core spread follows.

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Fixed rate floor income, gross	$35,340	37,054	74,467	67,339

Derivative settlements (a)	(4,286)	—	(8,142)	—

Fixed rate floor income, net	$31,054	37,054	66,325	67,339

Fixed rate floor income
contribution to spread, net	0.48%	0.59%	0.53%	0.54%

(a)	includes settlement payments on derivatives used to hedge student loans

The high levels of fixed rate floor income earned during 2009 and 2010 are due to historically low interest rates.  If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that are structured to substantially match the maturity of the funded assets, thereby minimizing liquidity risk. In addition, due to (i) the difference between the yield the Company receives on the loans and cost of financing within these transactions, and (ii) the excess servicing and administration fees the Company earns from these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of June 30, 2010, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.58 billion as detailed below.

The forecasted cash flow presented below includes all loans currently funded in asset-backed securitizations.  As of June 30, 2010, the Company had $21.5 billion of loans included in asset-backed securitizations which represented 88 percent of its total FFELP student loan portfolio classified as held for investment.  The forecasted cash flow does not include cash flows that the Company expects to receive related to loans funded through the Department of Education’s Conduit and Loan Participation and Purchase Programs and other warehouse facilities or loans originated and/or acquired subsequent to June 30, 2010.

The Company expects the future cash flows shown below would correspond to earnings when excluding the amortization of loan premiums/discounts and deferred origination costs, potential derivative activity used by the Company to hedge the portfolio, and other portfolio management and administrative costs. Because the Company does not use gain-on-sale accounting when issuing asset-backed securitizations, the future earnings of these transactions are not yet reflected in the Company’s consolidated financial statements.

The increase in the Company’s expected portfolio cash flows from December 31, 2009 (which was $1.43 billion) is due to completing additional asset-backed securitizations during 2010 and favorable changes in forward interest rates, offset by cash received during the first two quarters of 2010.

(a) The Company uses various assumptions, including prepayments and future interest rates, when preparing its cash flow forecast. These assumptions are further discussed below.

Prepayments:  The primary variable in establishing a life of loan estimate is the level and timing of prepayments. Prepayments equal the percentage of loans that prepay annually as a percentage of the beginning of period balance, net of scheduled principal payments.  A number of factors can affect the prepayment estimate, including the level of consolidation activity and default rates.  Should any of these factors change, management may revise its assumptions which in turn would impact the projected future cash flow. The Company’s cash flow forecast above assumes prepayments that are generally consistent with those utilized in recent asset-backed securities transactions. If management used a prepayment assumption two times greater than what was used to forecast the cash flow, the cash flow forecast is reduced by approximately $320 million to $400 million.

Interest rates:  The Company funds the majority of its student loans with three-month LIBOR (“LIBOR”) indexed floating rate securities.  Meanwhile, the interest earned on the Company’s student loan assets are indexed primarily to a commercial paper rate (“CP”).  The different interest rate characteristics of the Company’s loan assets and liabilities funding these assets results in basis risk.  The Company’s cash flow forecast assumes LIBOR will exceed CP by 12 basis points for the life of the portfolio, which approximates the historical relationship between these indexes.  If the forecast is performed assuming a spread of 24 basis points between CP and LIBOR for the life of the portfolio, the cash flow forecast is reduced by approximately $100 million to $150 million.

The Company uses the current forward interest rate yield curve to forecast cash flows.  A change in the forward interest rate curve would impact the future cash flows generated from the portfolio.  An increase in future interest rates will reduce the amount of fixed rate floor income the Company is currently receiving.  The Company attempts to mitigate the impact of a rise in short-term rates by hedging interest rate risks. See Item 3, “Quantitative and Qualitative Disclosures about Market Risk — Interest Rate Risk.”

FFELP 2009-2010 Academic Year Originations

The Company continues to use the Department’s Participation Program to fund loans originated for the 2009-2010 academic year.  As of June 30, 2010, the Company had $2.0 billion of FFELP loans funded using the Participation Program, which are classified as held for sale on the Company’s consolidated balance sheet. These loans are expected to be sold to the Department under its Purchase Program during the fourth quarter of 2010. Upon selling the $2.0 billion in loans held for sale, the Company expects to recognize a pre-tax gain of approximately $30 million to $33 million.

Use Liquidity to Capitalize on Market Opportunities

The Company has used and will continue to use its improved liquidity position to capitalize on market opportunities, including debt repurchases, student loan purchases, and stock repurchases, as discussed further below.

Debt Repurchases

During the first and second quarters of 2010, the Company used operating cash to repurchase additional asset-backed securities as summarized below. Due to improvements in the capital markets, the opportunities for the Company to repurchase debt at less than par are becoming more limited.

	Notional amount	Purchase price	Gain

Three months ended March 31, 2010	$274,250	264,073	10,177

Three months ended June 30, 2010	117,775	109,016	8,759

Six months ended June 30, 2010	$392,025	373,089	18,936

Student Loan Purchases

As disclosed previously, during the second quarter of 2010, the Company purchased $1.9 billion (par value) of student loans.  The Company believes there will be additional opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third-party FFELP servicing volume from current FFELP participants looking to modify their involvement and/or exit the market.

Stock Repurchases

During the three month period ended June 30, 2010, the Company repurchased and retired 663,443 shares of Class A common stock for $12.8 million (average share price of $19.33 per share) under the Company’s stock repurchase program.

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”).  In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as “base net income”.  While “base net income” is not a substitute for reported results under GAAP, the Company provides “base net income” as additional information regarding its financial results.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  The Company’s board of directors utilizes “base net income” to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company’s results of operations.  While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income to “base net income”.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

GAAP net income	$49,993	54,322	8,203	104,315	33,658
Base adjustments:
Derivative market value and foreign currency adjustments	7,231	(4,105)	34,013	3,126	38,893
Amortization of intangible assets	6,232	6,516	5,785	12,748	11,939
Compensation related to business combinations	—	—	—	—	159
Variable rate floor income, net of settlements on derivatives	—	—	(6,042)	—	(7,502)
Total base adjustments before income taxes	13,463	2,411	33,756	15,874	43,489
Net tax effect	(5,116)	(916)	(14,147)	(6,032)	(16,961)
Total base adjustments	8,347	1,495	19,609	9,842	26,528
Base net income	$58,340	55,817	27,812	114,157	60,186

Earnings per share:
GAAP net income	$1.00	1.09	0.16	2.08	0.68
Adjustment for application of the two-class method
of computing earnings per share (a)	0.01	—	—	0.02	—
Total base adjustments	0.16	0.03	0.40	0.20	0.54
Base net income	$1.17	1.12	0.56	2.30	1.22

(a)
On January 1, 2009, the Company began applying the two-class method of computing earnings per share.  The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common stockholders.  The adjustment to “base net income” reflects the earnings allocated to unvested restricted stockholders.

The following table summarizes the impact to “base net income” from restructuring charges recognized by the Company.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Base net income	$58,340	55,817	27,812	114,157	60,186
Adjusted base adjustments:
Restructuring charges	72	1,197	3,288	1,269	3,288
Adjusted base adjustments before income taxes	72	1,197	3,288	1,269	3,288
Net tax effect	(27)	(455)	(1,378)	(482)	(1,282)
Total adjusted base adjustments	45	742	1,910	787	2,006

Base net income, excluding restructuring charges (net of tax)	$58,385	56,559	29,722	114,944	62,192

Earnings per share:
Base net income	$1.17	1.12	0.56	2.30	1.22
Total adjusted base adjustments	—	0.02	0.04	0.01	0.04

Base net income, excluding restructuring charges (net of tax)	$1.17	1.14	0.60	2.31	1.26

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income”.  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. As such, the Company recognizes changes in fair value of derivative instruments currently in earnings.  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company to manage interest rate risks include interest rate swaps and basis swaps.  Management has structured the majority of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR.   Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds generally correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “derivative market value and foreign currency adjustments” on the attached condensed consolidated statements of income are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment.  “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility related to the fair value of such instruments during the period.  Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Compensation related to business combinations:  The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company.  As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement.  “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.  If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.  The compensation expense related to these existing agreements was fully expensed in 2009.

Variable rate floor income, net of settlements on derivatives:  Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments.  The Company refers to this additional income as variable-rate floor income.  The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads.  In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

Operating Segments

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.  In addition, the Company earns net interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. In the first quarter of 2010, internal reporting to executive management (the “chief operating decision maker”) changed to reflect operational changes made within the organization. The operations of various segments changed in the first quarter of 2010 in order for the Company to capitalize on external servicing opportunities while obtaining maximum operating leverage. The change in operating results reviewed by management changed the operating segments historically reported by the Company.  The operational and internal reporting changes included moving the majority of software and information technology products and services and related expenses to the Student Loan and Guaranty Servicing operating segment.  The internal and external revenue and expenses related to these products and services were historically included within Corporate Activities and the former Software and Technical Services operating segment.  The Software and Technical Services operating segment no longer meets the definition of an operating segment as described in the Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting.  Prior period segment operating results were restated to conform to the current period presentation.

The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies.  Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. In 2010, the Company began allocating certain corporate overhead expenses to the individual operating segments.  These expenses include certain corporate activities related to executive management, human resources, accounting and finance, legal, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services. These allocations were not made in 2009, and thus are not reflected in the 2009 segment operating results.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles (“GAAP”) and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee-Based Operating Segments

Student Loan and Guaranty Servicing

The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

• Origination and servicing of FFELP loans
• Origination and servicing of non-federally insured student loans
• Servicing federally-owned student loans for the Department of Education
• Servicing and support outsourcing for guaranty agencies
· Student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties. The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating external fee revenue when performed for third-party clients.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service all federally-owned student loans. In September 2009, the Company began servicing loans under this contract. The contract spans five years with one, five-year renewal option.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third-party student loan holders and servicers. In addition, this operating segment provides information technology products and services, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management solutions.

Student Loan and Guaranty Servicing –Summary of Results

Significant items impacting 2010 operating results include:

•	$9.7 million of government servicing revenue earned in 2010 and growth of number of borrowers to 1.5 million and loan volume to $12.9 billion under this contract.

•	$22.3 million of guaranty servicing revenue earned in 2010 from rehabilitation collections on defaulted loan assets.

Tuition Payment Processing and Campus Commerce

The Tuition Payment Processing and Campus Commerce operating segment provides products and services to help institutions and education-seeking families manage the payment of education costs during the K-12 and higher education stages of the education life cycle. The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students. In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.

Tuition Payment Processing and Campus Commerce –Summary of Results

Significant items impacting 2010 operating results include:

•	$2.8 million (10%) increase in revenue from 2009 as a result of an increase in the number of managed tuition payment plans and campus commerce transactions processed.

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing products and services) and helping students plan and prepare for life after high school  (publishing and editing services and resource centers). Interactive marketing products and services include vendor lead management services, admissions lead generation, pay per click marketing management, email marketing, and admissions consulting. Publishing and editing services include test preparation study guides and essay editing services. Resource centers and list marketing products and services include online courses and related services and list marketing services.

Enrollment Services –Summary of Results

Significant items impacting 2010 operating results include:

•	$11.2 million (19%) increase in revenue as a result of an increase in interactive marketing services volume.

• •
A decrease in gross profit margin for interactive marketing services due to more competitive pricing.

$2.4 million increase in operating expenses due to accelerating the amortization of student list costs in 2010.

Asset Generation and Management Operating Segments

The Asset Generation and Management operating segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, and financing its student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding and servicing of those assets, and maintenance of the debt transactions are included in this segment.

Asset Generation and Management – Summary of Results

Significant items impacting 2010 operating results include:

•	Significant tightening of the CP/LIBOR spread which has increased student loan spread.

•	A gain of $18.9 million in 2010 from the purchase of $392.0 million of the Company’s asset-backed securities.

•	The purchase of $1.9 billion of FFELP student loans in the second quarter from various third-parties.

•	Fixed rate floor income of $66.3 million in 2010 (net of settlement payments on derivatives used to hedge student loans earning floor income of $8.1 million) due to historically low interest rates.

Segment Operating Results

The tables below reflect “base net income” for each of the Company’s operating segments.  Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended June 30, 2010
	Fee-Based
	Student	Tuition						"Base net
	Loan	Payment			Asset	Corporate		income"
	and	Processing		Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$17	4	—	21	155,701	1,922	(987)	—	156,657
Interest expense	—	—	—	—	54,105	6,125	(987)	—	59,243
Net interest income (loss)	17	4	—	21	101,596	(4,203)	—	—	97,414

Less provision for loan losses	—	—	—	—	6,200	—	—	—	6,200
Net interest income (loss) after provision for loan losses	17	4	—	21	95,396	(4,203)	—	—	91,214

Other income (expense):
Loan and guaranty servicing revenue	36,652	—	—	36,652	—	—	—	—	36,652
Tuition payment processing and campus commerce revenue	—	12,795	—	12,795	—	—	—	—	12,795
Enrollment services revenue	—	—	35,403	35,403	—	—	—	—	35,403
Software services revenue	5,499	—	—	5,499	—	—	—	—	5,499
Other income	295	—	—	295	4,636	3,565	—	—	8,496
Gain on sale of loans and debt repurchases, net	—	—	—	—	8,759	—	—	—	8,759
Intersegment revenue	23,834	66	14	23,914	—	4,098	(28,012)	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	(7,231)	(7,231)
Derivative settlements, net	—	—	—	—	(3,377)	—	—	—	(3,377)
Total other income (expense)	66,280	12,861	35,417	114,558	10,018	7,663	(28,012)	(7,231)	96,996

Operating expenses:
Salaries and benefits	23,327	6,594	6,447	36,368	1,286	3,808	(428)	—	41,034
Restructure expense- severance and contract terminination costs	84	—	—	84	—	(12)	(72)	—	—
Cost to provide enrollment services	—	—	24,111	24,111	—	—	—	—	24,111
Other expenses	19,825	2,611	4,065	26,501	2,992	7,351	—	6,232	43,076
Intersegment expenses	3,014	945	655	4,614	21,891	1,007	(27,512)	—	—
Total operating expenses	46,250	10,150	35,278	91,678	26,169	12,154	(28,012)	6,232	108,221

Income (loss) before income taxes and corporate overhead allocation	20,047	2,715	139	22,901	79,245	(8,694)	—	(13,463)	79,989
Corporate overhead allocation	(1,484)	(495)	(495)	(2,474)	(2,473)	4,947	—	—	—
Income (loss) before income taxes	18,563	2,220	(356)	20,427	76,772	(3,747)	—	(13,463)	79,989
Income tax (expense) benefit (a)	(7,053)	(844)	135	(7,762)	(29,173)	1,823	—	5,116	(29,996)
Net income (loss)	$11,510	1,376	(221)	12,665	47,599	(1,924)	—	(8,347)	49,993

(a) Income taxes are applied based on 38% of income (loss) before taxes for the individual operating segments.

Three months ended June 30, 2010:
Before Tax Operating Margin (1)	30.2%	21.1%	0.4%	20.0%
Before Tax Operating Margin (2)	30.2%	21.1%	4.5%	21.2%

Three months ended March 31, 2010:
Before Tax Operating Margin (1)	32.3%	43.3%	(1.0%)	24.3%
Before Tax Operating Margin (2)	32.3%	43.3%	5.9%	26.3%

Three months ended June 30, 2009:
Before Tax Operating Margin (1)	27.5%	21.0%	5.2%	20.2%
Before Tax Operating Margin (2)	27.5%	21.0%	7.8%	21.0%

(1) Excludes corporate overhead allocation (2010)

(2) Excludes corporate overhead allocation (2010) and list cost amortization expense (2010 and 2009)

	Three months ended March 31, 2010
	Fee-Based
	Student	Tuition						"Base net
	Loan	Payment			Asset	Corporate		income"
	and	Processing		Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$13	8	—	21	135,262	1,598	(913)	—	135,968
Interest expense	—	—	—	—	45,656	6,116	(913)	—	50,859
Net interest income (loss)	13	8	—	21	89,606	(4,518)	—	—	85,109

Less provision for loan losses	—	—	—	—	5,000	—	—	—	5,000
Net interest income (loss) after provision for loan losses	13	8	—	21	84,606	(4,518)	—	—	80,109

Other income (expense):
Loan and guaranty servicing revenue	36,648	—	—	36,648	—	(254)	—	—	36,394
Tuition payment processing and campus commerce revenue	—	17,382	—	17,382	—	—	—	—	17,382
Enrollment services revenue	—	—	33,271	33,271	—	—	—	—	33,271
Software services revenue	4,344	—	—	4,344	—	—	—	—	4,344
Other income	224	—	—	224	4,768	2,268	—	—	7,260
Gain on sale of loans and debt repurchases, net	—	—	—	—	10,177	—	—	—	10,177
Intersegment revenue	22,719	65	17	22,801	—	4,081	(26,882)	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	4,105	4,105
Derivative settlements, net	—	—	—	—	(2,423)	—	—	—	(2,423)
Total other income (expense)	63,935	17,447	33,288	114,670	12,522	6,095	(26,882)	4,105	110,510

Operating expenses:
Salaries and benefits	23,582	6,618	6,071	36,271	1,358	4,117	(105)	—	41,641
Restructure expense- severance and contract
terminination costs	1,205	—	—	1,205	—	(8)	(1,197)	—	—
Cost to provide enrollment services	—	—	22,025	22,025	—	—	—	—	22,025
Other expenses	15,519	2,441	5,062	23,022	4,221	6,079	200	6,516	40,038
Intersegment expenses	2,982	839	450	4,271	20,825	684	(25,780)	—	—
Total operating expenses	43,288	9,898	33,608	86,794	26,404	10,872	(26,882)	6,516	103,704

Income (loss) before income taxes and corporate overhead allocation	20,660	7,557	(320)	27,897	70,724	(9,295)	—	(2,411)	86,915
Corporate overhead allocation	(1,189)	(396)	(396)	(1,981)	(1,981)	3,962	—	—	—
Income (loss) before income taxes	19,471	7,161	(716)	25,916	68,743	(5,333)	—	(2,411)	86,915
Income tax (expense) benefit (a)	(7,400)	(2,722)	273	(9,849)	(26,123)	2,463	—	916	(32,593)
Net income (loss)	$12,071	4,439	(443)	16,067	42,620	(2,870)	—	(1,495)	54,322

(a) Income taxes are applied based on 38% of income (loss) before taxes for the individual operating segments.

	Three months ended June 30, 2009
	Fee-Based
	Student	Tuition						"Base net
	Loan	Payment			Asset	Corporate		income"
	and	Processing		Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$13	11	—	24	156,233	1,312	(422)	6,042	163,189
Interest expense	—	—	—	—	98,338	8,166	(422)	—	106,082
Net interest income (loss)	13	11	—	24	57,895	(6,854)	—	6,042	57,107

Less provision for loan losses	—	—	—	—	8,000	—	—	—	8,000
Net interest income (loss) after provision for loan losses	13	11	—	24	49,895	(6,854)	—	6,042	49,107

Other income (expense):
Loan and guaranty servicing revenue	29,184	—	—	29,184	—	(381)	—	—	28,803
Tuition payment processing and campus commerce revenue	—	11,848	—	11,848	—	—	—	—	11,848
Enrollment services revenue	—	—	28,747	28,747	—	—	—	—	28,747
Software services revenue	6,119	—	—	6,119	—	—	—	—	6,119
Other income	249	—	—	249	4,219	1,197	—	—	5,665
Gain on sale of loans and debt repurchases, net	—	—	—	—	(174)	5,840	—	—	5,666
Intersegment revenue	23,012	53	277	23,342	—	3,862	(27,204)	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	(34,013)	(34,013)
Derivative settlements, net	—	—	—	—	9,535	—	—	—	9,535
Total other income (expense)	58,564	11,901	29,024	99,489	13,580	10,518	(27,204)	(34,013)	62,370

Operating expenses:
Salaries and benefits	21,247	6,402	5,863	33,512	1,735	4,057	876	—	40,180
Restructure expense- severance and contract terminination costs	3,257	—	—	3,257	—	31	(3,288)	—	—
Cost to provide enrollment services	—	—	18,092	18,092	—	—	—	—	18,092
Other expenses	15,103	2,339	3,041	20,483	5,875	5,134	1,807	5,785	39,084
Intersegment expenses	2,852	669	508	4,029	20,732	1,838	(26,599)	—	—
Total operating expenses	42,459	9,410	27,504	79,373	28,342	11,060	(27,204)	5,785	97,356

Income (loss) before income taxes	16,118	2,502	1,520	20,140	35,133	(7,396)	—	(33,756)	14,121
Income tax (expense) benefit (a)	(6,126)	(951)	(577)	(7,654)	(13,351)	940	—	14,147	(5,918)
Net income (loss)	$9,992	1,551	943	12,486	21,782	(6,456)	—	(19,609)	8,203

(a) Income taxes are applied based on 38% of income (loss) before taxes for the individual operating segments.

	Six months ended June 30, 2010
	Fee-Based
	Student	Tuition						"Base net
	Loan	Payment			Asset	Corporate		income"
	and	Processing		Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$30	12	—	42	290,963	3,520	(1,900)	—	292,625
Interest expense	—	—	—	—	99,761	12,241	(1,900)	—	110,102
Net interest income (loss)	30	12	—	42	191,202	(8,721)	—	—	182,523

Less provision for loan losses	—	—	—	—	11,200	—	—	—	11,200
Net interest income (loss) after provision for loan losses	30	12	—	42	180,002	(8,721)	—	—	171,323

Other income (expense):
Loan and guaranty servicing revenue	73,300	—	—	73,300	—	(254)	—	—	73,046
Tuition payment processing and campus commerce revenue	—	30,177	—	30,177	—	—	—	—	30,177
Enrollment services revenue	—	—	68,674	68,674	—	—	—	—	68,674
Software services revenue	9,843	—	—	9,843	—	—	—	—	9,843
Other income	519	—	—	519	9,404	5,833	—	—	15,756
Gain on sale of loans and debt repurchases, net	—	—	—	—	18,936	—	—	—	18,936
Intersegment revenue	46,553	131	31	46,715	—	8,179	(54,894)	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	(3,126)	(3,126)
Derivative settlements, net	—	—	—	—	(5,800)	—	—	—	(5,800)
Total other income (expense)	130,215	30,308	68,705	229,228	22,540	13,758	(54,894)	(3,126)	207,506

Operating expenses:
Salaries and benefits	46,909	13,212	12,518	72,639	2,644	7,925	(533)	—	82,675
Restructure expense- severance and contract terminination costs	1,289	—	—	1,289	—	(20)	(1,269)	—	—
Cost to provide enrollment services	—	—	46,136	46,136	—	—	—	—	46,136
Other expenses	35,344	5,052	9,127	49,523	7,213	13,430	200	12,748	83,114
Intersegment expenses	5,996	1,784	1,105	8,885	42,716	1,691	(53,292)	—	—
Total operating expenses	89,538	20,048	68,886	178,472	52,573	23,026	(54,894)	12,748	211,925

Income (loss) before income taxes and corporate overhead allocation	40,707	10,272	(181)	50,798	149,969	(17,989)	—	(15,874)	166,904
Corporate overhead allocation	(2,673)	(891)	(891)	(4,455)	(4,454)	8,909	—	—	—
Income (loss) before income taxes	38,034	9,381	(1,072)	46,343	145,515	(9,080)	—	(15,874)	166,904
Income tax (expense) benefit (a)	(14,453)	(3,566)	408	(17,611)	(55,296)	4,286	—	6,032	(62,589)
Net income (loss)	$23,581	5,815	(664)	28,732	90,219	(4,794)	—	(9,842)	104,315

(a) Income taxes are applied based on 38% of income (loss) before taxes for the individual operating segments.

Three months ended June 30, 2010:
Before Tax Operating Margin (1)	31.3%	33.9%	(0.3%)	22.2%
Before Tax Operating Margin (2)	31.3%	33.9%	5.2%	23.8%

Three months ended June 30, 2009:
Before Tax Operating Margin (1)	28.8%	31.1%	4.4%	22.0%
Before Tax Operating Margin (2)	28.8%	31.1%	6.8%	22.7%

(1) Excludes corporate overhead allocation (2010)

(2) Excludes corporate overhead allocation (2010) and list cost amortization expense (2010 and 2009)

	Six months ended June 30, 2009
	Fee-Based
	Student	Tuition						"Base net
	Loan	Payment			Asset	Corporate		income"
	and	Processing		Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$79	41	—	120	328,820	2,739	(982)	7,502	338,199
Interest expense	—	—	—	—	236,932	16,634	(982)	—	252,584
Net interest income (loss)	79	41	—	120	91,888	(13,895)	—	7,502	85,615

Less provision for loan losses	—	—	—	—	15,500	—	—	—	15,500
Net interest income (loss) after provision for loan losses	79	41	—	120	76,388	(13,895)	—	7,502	70,115

Other income (expense):
Loan and guaranty servicing revenue	56,037	—	—	56,037	—	(763)	—	—	55,274
Tuition payment processing and campus commerce revenue	—	27,386	—	27,386	—	—	—	—	27,386
Enrollment services revenue	—	—	57,518	57,518	—	—	—	—	57,518
Software services revenue	11,824	—	—	11,824	—	—	—	—	11,824
Other income	361	—	—	361	8,870	5,221	—	—	14,452
Gain (loss) on sale of loans and debt repurchases, net	—	—	—	—	(380)	13,915	—	—	13,535
Intersegment revenue	44,970	110	277	45,357	—	7,862	(53,219)	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	(38,893)	(38,893)
Derivative settlements, net	—	—	—	—	33,893	—	—	—	33,893
Total other income (expense)	113,192	27,496	57,795	198,483	42,383	26,235	(53,219)	(38,893)	174,989

Operating expenses:
Salaries and benefits	43,601	12,947	11,958	68,506	3,510	7,859	(1,628)	159	78,406
Restructure expense - severance and contract terminination costs	3,257	—	—	3,257	—	31	(3,288)	—	—
Cost to provide enrollment services	—	—	35,885	35,885	—	—	—	—	35,885
Other expenses	27,977	4,747	6,336	39,060	10,834	11,996	1,807	11,939	75,636
Intersegment expenses	5,859	1,292	1,054	8,205	38,608	3,297	(50,110)	—	—
Total operating expenses	80,694	18,986	55,233	154,913	52,952	23,183	(53,219)	12,098	189,927

Income (loss) before income taxes	32,577	8,551	2,562	43,690	65,819	(10,843)	—	(43,489)	55,177
Income tax (expense) benefit (a)	(12,381)	(3,249)	(973)	(16,603)	(25,012)	3,135	—	16,961	(21,519)
Net income (loss)	$20,196	5,302	1,589	27,087	40,807	(7,708)	—	(26,528)	33,658

(a) Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

Corporate Activity and Overhead in the previous tables primarily includes the following items:
  Income earned on certain investment activities
  Interest expense incurred on unsecured debt transactions
  Other products and service offerings that are not considered operating segments
Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting and finance, legal, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

The adjustments required to reconcile from the Company’s “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, and certain other items that management does not consider in evaluating the Company’s operating results.  See “Non-GAAP Performance Measures.”  The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Asset	Corporate
	and	Processing		Generation	Activity
	Guaranty	and Campus	Enrollment	and	and
	Servicing	Commerce	Services	Management	Overhead	Total

	Three months ended June 30, 2010

Derivative market value and foreign currency adjustments	$—	—	—	550	6,681	7,231
Amortization of intangible assets	2,114	1,591	2,527	—	—	6,232
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(803)	(605)	(958)	(209)	(2,541)	(5,116)

Total adjustments to GAAP	$1,311	986	1,569	341	4,140	8,347

	Three months ended March 31, 2010

Derivative market value and foreign currency adjustments	$—	—	—	(4,561)	456	(4,105)
Amortization of intangible assets	2,236	1,925	2,355	—	—	6,516
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(850)	(732)	(895)	1,733	(172)	(916)

Total adjustments to GAAP	$1,386	1,193	1,460	(2,828)	284	1,495

	Three months ended June 30, 2009

Derivative market value and foreign currency adjustments	$—	—	—	35,445	(1,432)	34,013
Amortization of intangible assets	1,215	1,869	2,701	—	—	5,785
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	(6,042)	—	(6,042)
Net tax effect (a)	(462)	(710)	(1,027)	(11,173)	(775)	(14,147)

Total adjustments to GAAP	$753	1,159	1,674	18,230	(2,207)	19,609

	Six months ended June 30, 2010

Derivative market value and foreign currency adjustments	$—	—	—	(4,011)	7,137	3,126
Amortization of intangible assets	4,350	3,516	4,882	—	—	12,748
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(1,653)	(1,337)	(1,858)	1,524	(2,708)	(6,032)

Total adjustments to GAAP	$2,697	2,179	3,024	(2,487)	4,429	9,842

	Six months ended June 30, 2009

Derivative market value and foreign currency adjustments	$—	—	—	40,325	(1,432)	38,893
Amortization of intangible assets	2,440	3,756	5,743	—	—	11,939
Compensation related to business combinations	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	(7,502)	—	(7,502)
Net tax effect (a)	(952)	(1,465)	(2,240)	(12,800)	496	(16,961)

Total adjustments to GAAP	$1,488	2,291	3,503	20,023	(777)	26,528

(a)	Income taxes are based on 38% for the individual operating segments.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Variable student loan interest margin, net
of settlements on derivatives	$67,804	52,530	28,936	120,334	54,434
Fixed rate floor income, net of
settlements on derivatives	31,054	35,271	37,054	66,325	67,339
Variable rate floor income, net of
settlements on derivatives	—	—	6,042	—	7,502
Investment interest	1,304	1,001	2,776	2,305	6,867
Corporate debt interest expense	(6,125)	(6,116)	(8,166)	(12,241)	(16,634)
Provision for loan losses	(6,200)	(5,000)	(8,000)	(11,200)	(15,500)

Net interest income after
provision for loan losses (net of
settlements on derivatives)	$87,837	77,686	58,642	165,523	104,008

Student Loan Servicing Volumes (dollars in millions)
Number of borrowers:

Government
servicing:	—	22,478	441,913	1,055,896	1,530,308

FFELP
servicing:	2,358,647	2,431,612	2,311,558	2,327,016	2,329,150

(a)
As of June 30, 2010, the Company was servicing $2.0 billion of loans owned by the Company and approximately $0.4 billion of loans for third parties that were disbursed on or after July 1, 2009 and may be eligible to be sold to the Department pursuant to its Loan Purchase Commitment Program.  The Company expects to retain servicing on all loans sold to the Department which are currently being serviced by the Company.

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of income.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009

Change in fair value of derivatives - (expense) income	$(100,632)	(67,570)	29,852	(168,201)	(22,270)
Foreign currency transaction adjustment (re-measurement
of Euro notes) - (expense) income	93,401	71,675	(63,865)	165,075	(16,623)

Derivative market value and foreign currency adjustments- (expense) income	$(7,231)	4,105	(34,013)	(3,126)	(38,893)

Derivative Settlements, net

The following table summarizes the components of “derivate settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Settlements:
Average/discrete basis swaps	$—	—	1,040	—	11,062
1/3 basis swaps	80	131	6,657	221	17,401
Interest rate swaps - floor income hedges	(4,286)	(3,856)	(11)	(8,143)	(11)
Interest rate swaps - unsecured debt hedges	(79)	—	—	(79)	—
Cross-currency interest rate swaps	917	1,302	1,849	2,219	5,441
Other	(9)	—	—	(18)	—

Total settlements - (expense) income	$(3,377)	(2,423)	9,535	(5,800)	33,893

Student Loans Receivable

The tables below outline the components of the Company’s student loan portfolio:

	As of June 30, 2010		As of December 31, 2009	As of June 30, 2009
	Held for investment	Held for sale (a)	Held for investment	Held for investment	Held for sale (a)
Federally insured loans	$24,408,131	1,970,516	23,472,553	23,367,777	1,731,040
Non-federally insured loans	137,141	—	163,321	200,722	—
	24,545,272	1,970,516	23,635,874	23,568,499	1,731,040
Unamortized loan discount/premiums and deferred origination costs, net	252,457	25,353	341,970	371,072	18,250
Allowance for loan losses – federally insured loans	(32,972)	—	(30,102)	(28,093)	—
Allowance for loan losses – non-federally insured loans	(17,825)	—	(20,785)	(21,907)	—
	$24,746,932	1,995,869	23,926,957	23,889,571	1,749,290

(a)
 2009-2010 Academic Year loans are eligible to be participated and sold to the Department under the Department’s Participation and Purchase Programs.  As of June 30, 2010, these loans are classified as held for sale as they are expected to be sold to the Department under the Department’s Purchase Program during the fourth quarter of 2010.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Variable student loan yield	2.72%	2.56%	2.94%	2.64%	3.10%
Consolidation rebate fees	(0.67)	(0.71)	(0.70)	(0.69)	(0.71)
Premium and deferred origination costs amortization	(0.19)	(0.27)	(0.27)	(0.23)	(0.28)
Variable student loan net yield	1.86	1.58	1.97	1.72	2.11
Student loan cost of funds - interest expense	(0.81)	(0.75)	(1.52)	(0.78)	(1.84)
Student loan cost of funds - derivative settlements	0.01	0.03	0.15	0.02	0.27
Variable student loan spread	1.06	0.86	0.60	0.96	0.54
Variable-rate floor income, net of
settlements on derivatives	—	—	(0.10)	—	(0.06)
Fixed rate floor income, net of
settlements on derivatives	0.48	0.59	0.59	0.53	0.54

Core student loan spread	1.54%	1.45%	1.09%	1.49%	1.02%

Average balance of student loans	$25,931,220	24,080,805	25,123,382	25,006,012	25,194,642
Average balance of debt outstanding	26,124,574	24,197,221	15,683,991	25,166,222	25,723,916

Fixed Rate Floor Income

The following table shows the Company’s student loan assets that are earning fixed rate floor income as of June 30, 2010:

	Borrower/	Estimated	Balance of
Fixed	lender	variable	assets earning fixed-rate
interest	weighted	conversion	floor income as of
rate range	average yield	rate (a)	June 30, 2010

3.0 - 3.49%	3.28%	0.57%	$1,366,463
3.5 - 3.99%	3.65%	1.01%	1,878,739
4.0 - 4.49%	4.20%	1.56%	1,488,709
4.5 - 4.99%	4.72%	2.08%	826,557
5.0 - 5.49%	5.24%	2.60%	539,173
5.5 - 5.99%	5.67%	3.03%	322,856
6.0 - 6.49%	6.19%	3.55%	378,205
6.5 - 6.99%	6.70%	4.06%	336,379
7.0 - 7.49%	7.17%	4.53%	116,100
7.5 - 7.99%	7.71%	5.07%	196,903
8.0 - 8.99%	8.16%	5.52%	442,787
> 9.0%	9.04%	6.40%	254,513
			$8,147,384

(a)	The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate. As of June 30, 2010, the short-term interest rate was 41 basis points.

The following table summarizes the outstanding derivatives instruments as of June 30, 2010 used by the Company to hedge fixed-rate student loan assets.

		Weighted
		average fixed
	Notional	rate paid by
Maturity	Amount	the Company (a)

2010	$4,500,000	0.52%
2011	2,000,000	0.65
2012	950,000	1.08
2013	150,000	1.44
2015	100,000	2.26
2020	100,000	3.23

	$7,800,000	0.70%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.